Exhibit 3.54

LIMITED LIABILITY COMPANY AGREEMENT

OF

 PSC OPERATING COMPANY LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement of PSC Operating Company LLC (this “Agreement”) is entered into by Physicians Surgical Care, Inc., a Delaware corporation (the “Member”), as of January 1, 2000. In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole member of the Company, hereby determines as follows:

1.             Formation. PSC Operating Company LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) was filed on December 29, 1999 with the Secretary of State of the State of Delaware.

2.             Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “PSC Operating Company LLC.”

3.             Term. The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Member.

4.             Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.             Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

6.             Member. The name and business or mailing address of the Member is:

Physicians Surgical Care, Inc.

5847 San Felipe, Suite 2375

Houston, Texas 77057

Attention: Walter E. Schwing (Chief Executive Officer)

7.             Management. The Management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the

Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

8.             Officers; Day-to-Day Management.

(a)           The Member may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Paragraph 8 or as otherwise granted by the Member. Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company Assets in accordance with the provisions of this Agreement.

(b)           The Officers may include a CEO, President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Member may desire. Any person may hold two or more offices.

(c)           The Officers may be appointed by the Member at such times and for such terms as the Member shall determine. Any Officer may be removed, with or without cause, only by the Member. Vacancies in any office may be filled only by the Member.

(d)           In accordance with and subject to the limitations imposed by this Agreement or any direction of the Member, the President, as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company and (iii) have full authority to execute all documents and take all actions that the Company may legally take.

(e)           In the absence of the President, each Vice President appointed by the Member shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Member or the President. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Member.

(f)            The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of meetings or actions of the Member, shall see that all notices are given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Applicable Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Member or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g)           The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Member or the President. The Treasurer, subject to the order of the Member, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Member or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving in the absence of the appointed Treasurer and Assistant Treasurer, such other Officer as the Member shall select shall have the powers and duties conferred upon the Treasurer.

(h)           The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(i)            Unless otherwise provided by resolution of the Member, no Officer shall have the power or authority to delegate to any person such Officer’s powers as an Officer to manage the business and affairs of the Company.

9.             Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section l8-801(a)(4) of the Act) will cause the Company to dissolve.

10.          Capital Contribution. The Member has contributed to the Company the assets described on Exhibit A attached hereto.

11.          Additional Contributions. The Member is not required to but may make additional capital contributions to the Company.

12.          Allocation of Profits and Losses. The Company’s profits and losses shall be allocated one hundred percent (100%) to the Member.

13.          Distributions. Distributions shall be made one hundred percent (100%) to the Member at the times and in the aggregate amounts determined by the Member.

14.          Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

15.          Indemnification.

(a)           To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Person who serves in any capacity described below shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all Claims, whether civil, criminal, administrative or investigative, in which any such Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such Person’s status as (i) a present or former member of the Company, (ii) a present or former officer of the Company, (iii) a present or former employee, agent or trustee of the Company (such Persons to be indemnified and held harmless, and to be Indemnitees for purposes of this Agreement, only upon approval by the Member), or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii), provided, that in each case the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (the “Indemnitee”) acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Paragraph 15 shall be made only out of the Company Assets.

(b)           To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Paragraph 15(a) in defending any Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Paragraph 15.

(c)           The indemnification provided by this Paragraph 15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as (i) a present or former member, (ii) a present or former officer, employee, agent or trustee of the Company, or (iii) a Person serving at the request of the Company in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Company may purchase and maintain insurance, on behalf of its officers and directors and such other Persons as the Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Paragraph 15, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Paragraph 15 (a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)            In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Paragraph 15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Paragraph 15 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Paragraph 15 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Paragraph 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

(j)            No member or officer of the Company shall be liable to the Company or to any member of the Company for any loss suffered by the Company unless such loss is caused by such member, director or officer’s gross negligence, willful misconduct, intentional violation of Law or material breach of this Agreement. No member or officer shall be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement. Any member or officer may consult with counsel and accountants in respect of Company affairs and, provided such member or officer acts in good faith reliance upon the advice or opinion of such counsel or accountants, such member, director or officer shall not be liable for any loss suffered by the Company in reliance thereon.

(k)           The provisions of the indemnification provided in this Paragraph 15 are intended by the Member to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such Person’s negligence, fault or other conduct, subject to limits under Applicable Law.

16.          Definitions. As used in this Agreement, the following terms have the respective meanings set forth below (and grammatical variations of such terms have correlative meanings):

“Applicable Law” means any Law to which a specified Person or property is subject.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies and duties.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to a corresponding provision of successor law.

“Company Assets” means the tangible and intangible assets and properties of the Company.

“Governmental Authority” (or “Governmental”) means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Person” means the meaning assigned to that term in Section 18-101(12) of the Act and also includes a Governmental Authority and any other entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first written above.

MEMBER:

PHYSICIANS SURGICAL CARE, INC.

By:	/s/ Gary Rasmussen
Gary Rasmussen Chief Financial Officer

EXHIBIT A

Assets Contributed by Physicians Surgical Care, Inc to the Company

(1)

A thirty-nine percent (39%) interest in Houston PSC, L.P., a Texas limited partnership (thirty-nine (39) of PSC’s fifty (50) Class B limited partnership units) plus a one percent (1%) general partnership interest (described below);

(2)

A one-hundred percent (100%) interest in Houston PSC-I, Inc., a Texas Corporation (one thousand (1000) shares of common stock), which represents a one percent (1%) general partnership interest in Houston PSC, L.P.;

(3)

A one hundred percent (100%) interest in Texarkana Surgery Center GP, Inc., a Texas corporation (all of PSC’s one thousand (1000) shares of common stock which represents a sixty (60%) interest in Texarkana Surgery Center, L.P., a Delaware limited partnership);

(4)

A forty-three and 5/10 percent (43.5%) interest in Surgical Limited Liability Company, a Louisiana limited liability company d.b.a. Physicians Surgery Center, L.L.C. (one-hundred (100) of PSC’s one hundred thirty six and 2/10 (136.2) Class A membership units);

(5)	A forty-five percent (45%) interest in CMMP Surgical Center, L.L.C, a Missouri limited liability company (forty fine (45) of PSC’s sixty (60) Class A membership units).

(6)	Goodwill in CMMP Surgical Center, L.L.C. and Surgical Limited Liability Company with a total value equal to $9,197,267.65.

Physicians Surgical Care, Inc.’s Member Interest in the Company

Equity	1,000,000 membership units
Debt	$15,084,088.44

CONVEYANCE AGREEMENT

This Conveyance Agreement (the “Agreement”), is made effective as of January 1, 2000, by and among Physicians Surgical Care, Inc., a Delaware corporation (“PSC”), PSC Operating Company, LLC, a Delaware limited liability company (“OpsCo”) and PSC Development Company, LLC, a Delaware limited liability company (“DevelCo”).

WITNESSETH:

WHEREAS, OpsCo and DevelCo were both formed on December 29, 1999; and

WHEREAS, in connection with the initial capitalization of these companies, PSC desires to transfer certain of its assets to OpsCo and certain of its assets to DevelCo, in each instance in consideration for all of the membership interests in those companies;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, PSC, OpsCo and DevelCo each hereby covenant and agree as follows:

Section 1.              Transfers between PSC and OpsCo. OpsCo will, and does hereby, for and in consideration of the contribution by PSC of the ownership interests in ambulatory surgery center partnerships and limited liability company interests described on Exhibit A attached hereto, issue a one hundred percent (100%) membership interest in OpsCo to PSC. PSC will, and does hereby, and by these presents grant, bargain, convey, transfer, assign, release and deliver unto OpsCo, and its assigns, PSC’s ownership interests described on Exhibit A attached hereto.

Section 2.              Transfers between PSC and DevelCo. DevelCo will, and does hereby, for and in consideration of the contribution by PSC of the ownership interests in ambulatory surgery center partnerships and limited liability company interests described on Exhibit B attached hereto, issue a one hundred percent (100%) membership interest in DevelCo to PSC. PSC will, and does hereby, and by these presents grant, bargain, convey, transfer, assign, release and deliver unto DevelCo, and its assigns, PSC’s ownership interests described on Exhibit B attached hereto.

Section 3.              Further Assurances. From time to time after the date hereof, and without any further consideration, each party upon request from another shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be reasonably necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

Section 4.              Costs. PSC will pay all sales, use and similar taxes arising out of the contributions and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith, if any.

Section 5.              No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.              Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 7.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 8.              Bulk Sales Law Waiver. With respect to the transfer, assignment and conveyance of the property, assets and interests transferred hereby, the parties hereby waive compliance with the bulk sales laws of any applicable jurisdiction to the extent that any such bulk sales law would apply to such transfer, assignment and conveyance.

Section 9.              Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

Section 10.            Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

Section 11.            Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have affixed their signatures and seals, effective the day and year above written.

PHYSICIANS SURGICAL CARE, INC.,

By:	/s/ Gary Rasmussen
Gary Rasmussen Chief Financial Officer

PSC OPERATING COMPANY, LLC,

By:	/s/ Gary Rasmussen
Gary Rasmussen Chief Financial Officer

PSC DEVELOPMENT COMPANY, LLC,

By:	/s/ Gary Rasmussen
Gary Rasmussen Chief Financial Officer

3

EXHIBIT A

Assets Transferred from PSC to OpsCo

(1)

A thirty-nine percent (39%) interest in Houston PSC, L.P., a Texas limited partnership (thirty-nine (39) of PSC’s fifty (50) Class B limited partnership units) plus a one percent (1%) general partnership interest (described below);

(2)

A one-hundred percent (100%) interest in Houston PSC-I, Inc., a Texas Corporation (one thousand (1000) shares of common stock), which represents a one percent (1%) general partnership interest in Houston PSC, L.P.;

(3)

A one hundred percent (100%) interest in Texarkana Surgery Center GP, Inc., a Texas corporation (all of PSC’s one thousand (1000) shares of common stock which represents a sixty (60%) interest in Texarkana Surgery Center, L.P., a Delaware limited partnership);

(4)

A forty-three and 5/10 percent (43.5%) interest in Surgical Limited Liability Company, a Louisiana limited liability company d.b.a. Physicians Surgery Center, L.L.C. (one-hundred (100) of PSC’s one hundred thirty six and 2/10 (136.2) Class A membership units);

(5)	A forty-five percent (45%) interest in CMMP Surgical Center, L.L.C., a Missouri limited liability company (forty five (45) of PSC’s sixty (60) Class A membership units).

(6)	Goodwill in CMMP Surgical Center, L.L.C. and Surgical Limited Liability Company with a total value equal to $9,197,267.65.

Physicians Surgical Care, Inc.’s Member Interest in OpsCo

Equity	1,000,000 membership units
Debt	$15,084,088.44

A-1

EXHIBIT B

Assets Transferred from PSC to DevelCo

(1)

A one hundred percent (100%) interest in Village SurgiCenter, Inc., a Delaware corporation (all of PSC’s one thousand (1000) shares of common stock) which represents a one percent (1%) general partnership interest in Village Surgicenter, L.P., a Delaware limited partnership;

(2)	A one-hundred percent (100%) interest in Village SurgiCenter, Inc., a Texas corporation (all of PSC’s one thousand (1,000) shares of common stock).

(3)

A twenty-nine percent (29%) interest in Physicians SurgiCenter of Lubbock, L.P., a Texas limited partnership (all of PSC’s twenty-nine (29) Class A limited partnership units) (plus a one percent general partnership interest described below);

(4)

A one hundred percent interest in Physicians SurgiCenter of Lubbock, Inc., a Texas corporation (all of PSC’s one thousand (1000) shares of common stock) which represents a one percent (1%) general partner interest in Physicians SurgiCenter of Lubbock, L.P.;

(5)

A right to subscribe to a forty-one and 5/10 (41.5%) interest in South Shore Operating Company, L.L.C., a Delaware limited liability company (PSC’s right to subscribe to forty-one and 5/10 (41.5) membership units not yet issued) (plus an additional one percent (1%) interest described below);

(6)

A one hundred percent (100%) membership interest in PSC of New York, L.L.C., a Delaware limited liability company (which represents a one percent (1%) interest in South Shore Operating Company, L.L.C.); and

(7)	A one hundred percent (100%) interest in East Greenville SurgiCenter, Inc., a Delaware corporation (all of PSC’s one thousand (1000) shares of common stock).

Physicians Surgical Care, Inc.’s Member Interest in DevelCo

Equity	50,000 membership units
Debt	$378,179.46

B-1

FIRST AMENDMENT

TO

CONVEYANCE AGREEMENT

This First Amendment to Conveyance Agreement (the “Amendment”) by and among Physicians Surgical Care, Inc., a Delaware company (“PSC”), PSC Operating Company, LLC, a Delaware limited liability company (“OpsCo”) and PSC Development Company, LLC, a Delaware limited liability company (“DevelCo”), is entered into and consented to, approved, adopted, ratified, confirmed and agreed to by those entities executing this Amendment effective as of January 1,2000 (the “Effective Date”).

WHEREAS, PSC, OpsCo and DevelCo entered into that certain Conveyance Agreement dated effective as of January 1, 2000 (the “Conveyance Agreement”) whereby PSC purported to grant, bargain, convey, transfer, assign, release and deliver unto DevelCo a one hundred percent (100%) interest in Physicians SurgiCenter of Lubbock, Inc., a Texas corporation (consisting of 1000 shares of common stock of Physicians SurgiCenter of Lubbock, Inc. held by PSC), such interest representing a one percent (1%) general partner interest in Physicians SurgiCenter of Lubbock, L.P.; and

WHEREAS, the general partner of Physicians SurgiCenter of Lubbock, L.P. is incorrectly referred to in the Conveyance Agreement as Physicians SurgiCenter of Lubbock, Inc. and is actually named “Lubbock SurgiCenter, Inc.”; and

WHEREAS, the undersigned entities wish to amend the Conveyance Agreement, and enter into this Amendment as set forth herein, to correct the name of the general partner of Physicians SurgiCenter of Lubbock, L.P. as stated herein; and

WHEREAS, it is the undersigned entities’ intent that this Amendment shall amend and supplement the existing Conveyance Agreement for the purposes described herein.

NOW, THEREFORE, in accordance with the terms of the Conveyance Agreement and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Conveyance Agreement is hereby amended as follows (all capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Conveyance Agreement):

1.     Correction. All references to “Physicians SurgiCenter of Lubbock, Inc.” in the Conveyance Agreement and exhibits thereto shall be deleted and replaced with “Lubbock SurgiCenter, Inc.”

2.     Ratification: Except as amended by this Amendment, all of the terms and provisions of the Conveyance Agreement are hereby ratified and affirmed in all respects and are incorporated herein by reference.

3.     Entire Agreement; Amendment: The Conveyance Agreement, as amended by this Amendment, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings. This Amendment (and the Conveyance Agreement, as amended by this Amendment)

may not be amended or modified except through a written agreement executed in accordance with the terms of the Conveyance Agreement.

4.     Governing Law: This Amendment is governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such State without giving effect to conflict of law principles thereof.

IN WITNESS WHEREOF, each of the undersigned entities have executed this Amendment on the respective dates set forth below its signature, but effective for all purposes as of the Effective Date.

PHYSICIANS SURGICAL CARE, INC.

By:	/s/ Gary W. Rasmussen
Name:	Gary W. Rasmussen
Title:	CFO
Date:	5-8-01

PSC OPERATING COMPANY, LLC

By:	/s/ Gary W. Rasmussen
Name:	Gary W. Rasmussen
Title:	Treasurer / Secretary
Date:	5-8-01

PSC DEVELOPMENT COMPANY, LLC

By:	/s/ Gary W. Rasmussen
Name:	Gary W. Rasmussen
Title:	Treasurer / Secretary
Date:	5-8-01

CONVEYANCE AGREEMENT

This Conveyance Agreement (the “Agreement”), is made effective as of January 1, 2001, by and among Physicians Surgical Care, Inc., a Delaware corporation (“PSC”), and PSC Operating Company, LLC, a Delaware limited liability company (“OpsCo”).

WITNESSETH:

WHEREAS, PSC desires to transfer certain of its assets to OpsCo, in exchange for a note payable to PSC in an amount equal to PSCs book value of said assets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, PSC, and OpsCO each hereby covenant and agree as follows:

Section 1.              Transfers between PSC and OpsCo. OpsCo will, and does hereby, for and in consideration of the contribution by PSC of the ownership interests in ambulatory surgery center partnerships and limited liability company interests described on Exhibit A attached hereto, issue to PSC a note payable in the amount of $3,512,907.15 (attached as Exhibit B). PSC will, and does hereby, by these presents grant, bargain, convey, transfer, assign, release and deliver unto OpsCo, and its assigns, PSC’s ownership interests described on Exhibit A attached hereto.

Section 2.              Further Assurances. From time to time after the date hereof, and without any further consideration, each party upon request from another shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be reasonably necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

Section 3.              Costs. PSC will pay all sales, use and similar taxes arising out of the contributions and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith, if any.

Section 4.              No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.              Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 6.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 7.              Bulk Sales Law Waiver. With respect to the transfer, assignment and conveyance of the property, assets and interests transferred hereby, the parties hereby waive compliance with the bulk sales laws of any applicable jurisdiction to the extent that any such bulk sales law would apply to such transfer, assignment and conveyance.

Section 8.              Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

Section 9.              Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

Section 10             Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is any integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

IN WITNESS WHEREOF, the parties have affixed their signatures and seals, effective the day and year above written.

PHYSICIANS SURGICAL CARE, INC.,

By:	/s/ Gary W. Rasmussen
Gary W. Rasmussen Chief Financial Officer

PSC OPERATING COMPANY, LLC.,

By:	/s/ Gary W. Rasmussen
Gary W. Rasmussen Chief Financial Officer

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EXHIBIT A

Assets Transferred from PSC to OpsCo

(1)	An eight percent (8%) interest in Houston PSC, L.P., a Texas limited partnership representing eight (8) Class B limited partnership units.

(2)	A fifteen and 7/10 percent (15.7%) interest in Physicians Surgical Specialty Hospital, L.L.C., a Louisiana limited liability company, representing thirty six and 2/10 (36.2) Class A membership units;

(3)	A sixteen and 89/100 percent (16.89%) interest in CMMP Surgical Center, L.L.C., a Missouri limited liability company representing 16 and 89/100 (16.89) Class A membership units;

(4)	A thirty-seven percent (37%) interest in Village SurgiCenter, LP, a Delaware limited partnership representing 37 Class B limited partnership units.

(5)

A one hundred percent (100%) interest in Village SurgiCenter, Inc. a Delaware corporation (all of PSC’s one thousand (1000) shares of common stock) which represents a one percent (1%) general partnership interest in Village SurgiCenter, L.P., a Delaware limited partnership;

(6)	Goodwill in CMMP Surgical Center, L.L.C. and Physicians Surgical Specialty Hospital, LLC with a total value equal to $2,712,846.00.

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EXHIBIT B

Unsecured Promissory Note (“Note”)

$3,512,907.15	January 2, 2001

FOR VALUE RECEIVED, the undersigned, PSC Operating Company, LLC whose address is 5847 San Felipe, Suite 2375, Houston, Texas 77057 (the “Maker”), promises to pay to the order of Physicians Surgical Care, Inc. (“Payee”), at its address, 5847 San Felipe, Suite 2375, Houston, Texas 77057, (or such other address as Payee may designate in writing from time to time) the principal sum of Three Million Five Hundred Twelve Thousand Nine Hundred Seven and 15/100 DOLLARS (3,512,907.15), together with interest on said principal at the rate of thirteen point five percent (13.5%) per annum.

All principal will be due and payable in full on January 2, 2008. Interest (which will accrue on a monthly basis) will be due and payable in full on the last calendar day of each month during the period until final payment of principal.

All payments in respect of the indebtedness evidenced by this Note received by Payee or other holder hereof shall be applied first to reimburse Payee for any costs and expenses (including, without limitation, reasonable legal fees) incurred in connection with the collection of this Note following a default hereunder by Maker; next, to the payment of accrued unpaid interest on this Note; and finally to the reduction of the outstanding principal balance of this Note.

Interest charges will be calculated on amounts outstanding hereunder on the actual number of days said amounts are outstanding on the basis of a 365/366 day year, as the case may be. It is the intention of Maker and Payee to conform strictly to all applicable usury laws. It is therefore agreed that (i) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Note or other wise in connection with the transaction for which this Note is given shall never exceed the Maximum Rate (as hereinafter defined), nor produce a rate in excess of the Maximum Rate and in regard to which Maker may not successfully assert the claim or defense of usury, and (ii) if any excess interest is provided for, it shall be deemed a mistake and the same shall leither be refunded to Maker or credited on the unpaid principal amount hereof and this Note shall be automatically deemed reformed so as to permit only the collection of the Maximum Rate and amount of interest. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness evidenced hereby to the full extent allowed by applicable law, shall be amortized, prorated, allocated and spread through the full term of this Note. The term “Maximum Rate: means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to V.T.C.A., Finance Code, Chapter 303 (and as the same may be amended), but otherwise without limitation, that rate based upon the “indicated rate Ceiling” and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Note which are deemed to be interest under applicable law.

All past due principal and interest on this Note shall bear interest from maturity of such principal or interest (in whatever manner same may be brought about) until paid at the Maximum Rate.

Maker and every surety, endorser and guarantor of this Note waive grace, notice, demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intention to accelerate, notice of acceleration of the indebtedness due hereunder and all other notice, filing of suit and diligence in collecting this note, and the enforcing of any of the security rights of Payee, and consent and agree that the time of payment hereof may be extended without notice at any time and from time to time, and for periods of time whether or not for a term or terms in excess of the original term hereof, without notice or consideration to, or consent from, any of them.

If Maker defaults in the payment of the principal or interest when due hereunder and this Note is placed in the hands of an attorney for collection, whether by suit or otherwise, at any time, or from time to time, Maker shall be liable to Payee, in each instance, for all costs and expenses incurred in connection therewith, including, without limitation, reasonable legal fees.

This Note may be prepaid, in whole or in part, at any time without penalty.

The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, administrators, successors and assigns.

This Note shall be governed by the laws of the State of Delaware.

EXECUTED EFFECTIVE the day and year first written above.

“Maker”:

PSC OPERATING COMPANY, LLC

By:
Name:
Title:

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